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EXHIBIT 3.6


                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 i3 MOBILE, INC.

                     PURSUANT TO SECTIONS 228 AND 242 OF THE
                        DELAWARE GENERAL CORPORATION LAW

         i3 MOBILE, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies:

         1. The Certificate of Incorporation of the Corporation shall be amended as follows:

         An Article TENTH shall be added to the Corporation's Certificate of Incorporation which shall read in its entirety as follows:

         TENTH. (1) The number of directors constituting the entire Board of Directors shall be fixed from time to time exclusively by resolution passed by a majority of the whole Board of Directors, which shall in no event cause the term of any incumbent director to be shortened or cause a decrease in the number of classes of directors except as required by law. The Board of Directors shall be divided into three classes, designated Classes I, II and III, with three (3) directors in each class. Initially, directors of Class I shall be elected to hold office for a term expiring at the annual meeting of stockholders in 2002, directors of Class II shall be elected to hold office for a term expiring at the annual meeting of stockholders in 2003, and directors of Class III shall be elected to hold office for a term expiring at the annual meeting of stockholders in 2004. At each annual meeting of stockholders following the initial classification and election, the respective successors of each class shall be elected for three-year terms.

         (2) Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the vote of the Board of Directors; and if the number of directors then in office is less than a quorum, then newly-created directorships and vacancies shall be filled by the vote of a majority of the remaining directors then in office. When the Board of Directors fills a vacancy, the director chosen to fill the vacancy shall be of the same class as the director he or she succeeds and shall hold office for the term of a director or that class and until his or her successor shall have been elected and qualified.

         (3) In addition to any requirements of law and any other provisions of this Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law or this Certificate of Incorporation), the affirmative vote of the holders of 66 2/3% or more of the combined voting power of the then outstanding shares of all classes and series of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Article TENTH of the Certificate of Incorporation. Subject to the foregoing provisions of this Article TENTH, the Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.

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         2. The Board of Directors of the Corporation duly adopted a resolution setting forth the amendment set forth above, declaring its advisability and directing that the amendment be considered at the next annual meeting of the stockholders of the Corporation entitled to vote in respect thereof. The amendment has been duly adopted by vote of the holders of a majority of the outstanding stock entitled to vote thereon and a majority of outstanding stock of each class entitled to vote thereon as class, in accordance with Section 242(b) of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on May 23, 2001.

                                     i3 MOBILE, INC.

                                     By: /s/ John A. Lack
                                         -------------------------------------
                                         John A. Lack
                                         President and Chief Executive Officer